As filed with the Securities and Exchange Commission on July 19, 2000

                                                            SEC Registration No.
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                               INFONOW CORPORATION
               ---------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

        Delaware                                             04-3083360
------------------------                             ------------------------
(State of Incorporation)                            (I.R.S. Employer I.D. No.)



       1875 Lawrence Street, Suite 1100, Denver, CO 80202, (303) 293-0212
       ------------------------------------------------------------------
                  (Address, including zip code, and telephone
                             number, including area
                code of Registrant's Principal Executive Offices)


                                 Kevin D. Andrew
                             Chief Financial Officer
                               InfoNow Corporation
                        1875 Lawrence Street, Suite 1100
                                Denver, CO 80202
                                 (303) 293-0212
              ------------------------------------------------------
             (Name, Address, Including Zip Code and Telephone Number
                    including Area Code of Agent for Service)

                                   Copies to:
                                   ----------
                            Laurie P. Glasscock, Esq.
                         Chrisman, Bynum & Johnson, P.C.
                              1900 Fifteenth Street
                                Boulder, CO 80302
                                 (303) 546-1300


Approximate date of commencement of proposed sale to the public: as soon as possible after effectiveness

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /_/

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. / x /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/

If this Form is a post - effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /_/


                                    CALCULATION OF REGISTRATION FEE


Proposed
                                         Proposed             Maximum
Title of Each           Shares           Maximum              Aggregate         Amount of
Class of Securities     to be            Offering Price       Offering          Registration
to be Registered        Registered       Per Share*           Price*            Fee

---------------------------------------------------------------------------------------------
Common Stock            536,842           $4.625              $2,482,894        $655.50

---------------------------------------------------------------------------------------------


*Estimated solely for the purpose of calculating the registration fee. Computed pursuant to Rule 457(c) on the basis of the average of the bid and asked price on the Nasdaq Electronic Bulletin Board trading system as of the close of trading on July 12, 2000.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------

PROSPECTUS

                               INFONOW CORPORATION


                         536,842 Shares of Common Stock



     The selling stockholders identified in this prospectus may offer to sell up to an aggregate of 536,842 shares of common stock of InfoNow Corporation. These shares of common stock may be offered by the selling stockholders.

     o in transactions on the Nasdaq market or such other markets on which we may from time to time list our shares of common stock

     o    in privately negotiated transactions

     o    through a combination of these methods.

This prospectus is part of a registration statement that we are filing at this time to fulfill our contractual obligations with the selling stockholders. We will not receive any of the proceeds from the sale of the common stock by the selling stockholders.

Our common stock is listed on the Nasdaq Stock Market system under the symbol "INOW".


      You should carefully read the section named "Risk Factors" beginning on page 5 of this prospectus before investing in our common stock.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful of complete. Any representation to the contrary is a criminal offense.


            As of the close of trading on July 12, 2000, the closing sale price of the Common Stock as quoted on Nasdaq was $4.625 per share.


                      The date of this Prospectus is , 2000

                                     SUMMARY

Overview

     InfoNow provides e-business services on an outsourced basis to channel dependent companies and their resellers, dealers, and VARs, collectively called "channel partners". These services enable our clients to conduct business over the internet, leveraging their existing brand awareness and established networks of channel partners, resulting in increased sales and profitability. Through our iChannel suite of e-business services, InfoNow provides a comprehensive, internet-based business solution to channel dependent companies that:

     o resolves channel conflict by enabling internet sales through their channel partners, rather than around them.

     o enables manufacturers to leverage their brand and other internet techniques to create deal flow for their channel partners resulting in more sales for themselves and their partners.

     o provides the management systems and feedback information necessary to evolve an effective multi-channel e-business model to optimize brand and business over time.

     We also deliver e-business solutions to channel partners, small to mid-size independent companies that resell our clients' products and services. These companies are aware of the need to develop a strong internet presence but often lack the expertise and resources to do so. By combining several channel partners in a vertical industry, we can deliver high quality e-business capabilities quickly and cost effectively. InfoNow's e-business solution for channel partners is designed to:

     o create more deal flow: increase business from new and existing customers.

     o deliver e-business capabilities: provide e-commerce and customer relationship management services.


     InfoNow delivers these services as an outsourced application service provider (ASP). We deliver solutions and the functionality of proprietary software and databases via the internet and secure private extranets with software resident on InfoNow controlled servers. Our server centers house proprietary software, databases, and systems that respond to inquiries received across a client's enterprise, including internet sites, interactive voice response systems and call centers. This ASP model enables fast delivery of powerful services with little disruption to our clients' existing enterprise systems.

     We currently have over fifty two clients using our iChannel services. Most are large, multinational corporations with extensive branch or channel partner networks. Our clients include Apple, Compaq, Hewlett-Packard, IBM, Intel, Lucent, Motorola, Novell, and Sony.

     InfoNow is organized as a Delaware corporation with its principal executive offices located at 1875 Lawrence Street, Suite 1100, Denver, CO 80202. Our telephone number is (303) 293-0212.

                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following events described below actually occur, our business, financial condition and results of operations would likely suffer. In this case, the market price of our common stock could decline and you may lose all or part of the money you paid to buy our common stock.

We have a limited internet-related operating history and expect to encounter risks and difficulties frequently encountered by early-stage companies in new and rapidly evolving markets

     We began developing our internet web service offerings in 1995 and completed the implementation of our first contract in July 1996. Accordingly, we have only a limited operating history upon which to base an evaluation of our business and future prospects. We operate in markets and provide services that have only recently developed and are changing rapidly. Projecting demands and market acceptance for recently introduced products and services is subject to a high level of uncertainty and risk. The market for our services may not develop as expected or competitive services or products may emerge that will significantly change the demand for our services. As a result, we may not be able to accurately forecast our financial results or the resources required for our operations. Our limited operating history also hinders our ability to forecast the transaction load demands on our systems from customers, which may affect our ability to maintain responsiveness of our systems and provide services to new and existing customers. We may be unsuccessful in addressing these risks.

We have a history of losses and may continue to incur operating losses in the future

     We incurred net losses of $2.3 million in 1997, $1.1 million in 1998, $170,000 in 1999 and $745,000 for the three months ended March 31, 2000. These continuing losses are a result of expenditures made to develop and market our service offerings as well as to develop an operating infrastructure to deliver our services. Our costs are relatively fixed in the short term. If our assumptions about revenues prove to be incorrect, we may not be able to adjust our operating expenses in order to achieve profitability, and may never achieve profitability.

     Our future financial results will depend on many factors, including future economic, market and competitive conditions. These factors are difficult or impossible to predict accurately and many of them are beyond our ability to control. In addition, we expect to continue to incur significant costs in further development and marketing of our service offerings. We may be unable to sustain revenue growth and manage our development and marketing costs in order to achieve and sustain profitability.

Fluctuations in our operating results that fail to meet expectations of public market analysts and investors may cause substantial decreases in the price of our common stock

     Our quarterly and annual operating results have varied in the past and may vary significantly in the future due to a variety of factors, many of which are beyond our control. If in any quarter or year our operating results are below the expectations of public market analysts and investors, the market price of our common stock may decrease significantly.

     Because our operating results are volatile and difficult to predict, we believe that period-to-period comparisons of our past operating results are not necessarily a good indication of our future performance. A variety of factors can contribute to the fluctuation of our quarterly and annual results, including:

     o significant variations in sales cycles and contract size from customer to customer, which makes it difficult to predict the timing of revenues from period to period;

     o seasonal fluctuations in sales based on customers' budget calendars and purchasing cycles;

     o    our participation in new and rapidly evolving markets;

     o fixed fee pricing of some of our contracts, which subjects us to possible variances in our operating margins;

     o    the timing of large implementations;

     o unexpected delays in the market acceptance or introduction of new or enhanced service introductions;

     o changes in competitors' offerings or pricing and entry of new competition;

     o    changes in our pricing strategy;

     o    changes in key suppliers' terms and conditions; and

     o    changes in levels of product development expenditures.

Our expense levels are relatively fixed in the short term and are based, in part, on our expectations of future revenues. As a result, any delay in generating or recognizing revenues could cause significant variations in our operating results from period to period and could result in increased operating losses.

Our performance largely depends on sales of our internet-based iChannel services

     Our internet-based iChannel services are substantially dependent on the sales and market acceptance of those services to generate our operating revenues and profits. We are in the process of developing the full suite of our iChannel services and these development efforts may not be successful. We anticipate that our current service offerings, focused on iChannel services, will continue to account for a substantial portion of our revenues for the foreseeable future. We can not be certain that our services will gain the market acceptance that we expect for a variety of factors, including:

     o    performance of our services relative to customer expectations;

     o    functionality of our services relative to competitive offerings; and

     o    the level of economic benefit delivered by our services.

     A decline in the price of or demand for our current and planned iChannel services, or their failure to gain the market acceptance we expect, would seriously harm our business, financial condition and results of operations.

If we are not able to enhance and develop new capabilities for our service offerings on a timely basis, our competitive position and business will likely suffer

     Our current business plan anticipates that significant amounts of future revenue will be derived from services and product enhancements that either do not exist today or have not been sold in large enough quantities to ensure market acceptance. A significant portion of our success will depend on our ability to design, develop, test, market, sell and support new services and enhance our current services on a timely basis in response to competitive products and the evolving demands of our clients. The internet web services markets are characterized by rapid technological change. New services developed by others based on new and existing technologies could render our services obsolete. We must develop and introduce service enhancements and new services in a timely and cost-effective manner in response to changing market conditions and client requirements. The development of new systems is a complex, expensive and uncertain process requiring technical innovation and the accurate anticipation of technological and markets trends as well as good management controls over the cost of developing new services. In addition, enhancements or new services may fail to meet the requirements of the marketplace or achieve market acceptance. We may also experience difficulties that could delay or prevent the successful development and introduction of service enhancements or new services. Our business will suffer if we fail to develop and introduce new services or service enhancements, or if our new services and service enhancements fail to achieve market acceptance and generate revenue. Our financial and technological resources may not be adequate to develop or market new services successfully or respond effectively to technological and competitive challenges.

We depend upon a limited number of customers for our current revenues

     A substantial amount of our revenue comes from a limited number of customers. As of December 31, 1999, we had service contracts with approximately fifty-two clients. Contracts with clients who accounted for more than 10% of our revenues resulted in approximately 33% of our total revenues in 1998 and 17% of our total revenues in 1999. Our service contracts generally have service terms of one to three years, subject in some cases to earlier termination by our clients upon written notice. We currently depend, and expect to depend in the foreseeable future, on the retention of the recurring service revenues from these contracts to finance our operations, to fund a portion of the future development of our services and to market our services to new clients. The loss of one or more major clients would have a negative impact on our business, financial condition and results of operations.


Our performance will depend on the continued growth and acceptance of the internet for commerce

     Use of the internet and of services that we provide is in an early stage of development. Our success is largely dependent upon acceptance and use of the unique capabilities of the internet and private intranets to deliver our services. There can be no assurance that commerce over the internet will continue to expand. The internet may not prove to be a viable commercial marketplace for a number of reasons, including:

     o inadequate development of the necessary telecommunications infrastructure to support growth of the internet;

     o delays in the development of new standards and protocols required to handle increased internet activity; and

     o concerns over data security and integrity for information transmitted over the internet.

          Inadequate development of telecommunications services to support the internet could result in slower response times and adversely affect usage of the internet and our services. If use of the internet does not continue to grow, or if the internet infrastructure does not effectively support growth that may occur, our business, results of operations and financial condition would likely suffer.


We depend on the continued growth of our client base and the retention of our clients. If we fail to generate repeat or expanded business from our current and future clients, our business will be seriously harmed

     Our success depends on the continued growth of our client base and the retention of our clients. We currently depend on a limited number of key, high profile clients. Our ability to attract new clients will depend on a variety of factors, including the accuracy, reliability and cost-effectiveness of our service offerings and our ability to effectively market such services. We cannot be certain that our current clients will continue at the levels of previous periods, or that we will be able to do a significant amount of business with new clients. If we fail to generate repeat and expanded business from our current and future clients, our business, financial condition and results of operations would be seriously harmed.



We face intense competition in the markets for our services

     We are one of the first companies to market an integrated set of internet-based ecommerce solutions for channel dependent companies and their channel partners. We believe that the market for these services is currently fragmented and rapidly evolving. We further believe that this market will become intensely competitive as market acceptance for our services continues to develop. Many of our potential competitors are larger and have substantially greater financial, technical, and marketing resources than we do. This could give them a competitive advantage over us. Also, some competitors and potential competitors offer a broader line of software and services than we do, which may affect current and potential clients' purchasing decisions, especially if clients wish to consolidate their services with a single or limited number of service providers. Increased competition in these markets could force us to reduce prices for our services or may result in the introduction of new products or services superior to our own offerings. If we are not able to compete successfully, our business and financial results will likely suffer from increased competition from new and existing competitors. Our future performance will be dependent upon our ability to remain competitive with respect to the technical capabilities and economic value of the services we offer.

We plan to increase our participation in international markets, which will expose us to greater risks associated with international operations

     We market and sell our services in the United States and internationally, and many of our clients are multinational corporations. We intend to expand the sale of our services in international markets. To date, we have limited experience in marketing our services internationally. Expansion into international markets will subject us to inherent risks, including:

     o    the impact of economic fluctuations in economies outside the United
          States;

     o greater difficulty in accounts receivable collection and longer collection periods;

     o    expenses associated with customizing services for foreign countries;

     o difficulties in obtaining adequate geographic and demographic data for our international service offerings;

     o unexpected changes in regulatory requirements, tariffs and other trade barriers;

     o    difficulties and costs of staffing and managing foreign operations;

     o    political and economic instability;

     o    currency exchange fluctuations;

     o    potentially adverse tax consequences;

     o    reduced protection for intellectual property outside the United
          States.

     The expansion into international markets will require significant management attention and financial resources. We cannot assure you that we can successfully manage the risks involved in expanding our services internationally or that the acceptance of the internet and the use of our services will be similar to our experiences in the United States. If we are unable to expand our business internationally as planned, our business will likely suffer.



     We depend on key personnel, and may be adversely affected if we lose key personnel or if we fail to attract, retain and integrate highly skilled technical and marketing personnel in the future

     Our success depends largely on the skills, experience and performance of our management team and key employees, including Michael Johnson, our Chief Executive Officer. If we were to lose one or more of these key individuals, our business would likely suffer. We do not carry key life insurance for any officer or key employee. Our future growth and success depends, in large part, upon our ability to attract, retain and integrate highly skilled technical and marketing personnel. The competition for technical and sales personnel with the skills that we require for successful operation of our business is intense. We may be unsuccessful in our efforts to attract, retain or integrate those personnel in the future.



     We use technology and databases licensed from third parties. Our business would likely suffer if this technology and data is not accurate, is not updated on a timely basis or the terms of these licenses were to substantially change or be canceled

     Our primary services incorporate technology and databases developed and owned by third parties. We rely on these third parties to provide accurate technology and data, to enhance and update products to meet the changing needs of our clients and to respond to competitive and technological changes on a timely basis. If we were to breach our license agreements with these third parties or if any of these license agreements were terminated, we would lose the right to use the licensed software or data. There can be no assurance that we will be able to replace the functionality provided by the third party software or data currently integrated into our services. In addition, if we are not able to obtain adequate support for third party software and data or it becomes incompatible with our software and systems, we would need to redesign our software and systems or seek comparable replacements. We cannot assure you that we could successfully redesign our software and systems or that adequate replacement software or data could be located or developed and integrated into our systems.

Delivery of our services could be delayed if third party software incorporated in our services is no longer available

     We integrate third-party software as a component of our services. This third-party software may not continue to be available to us on commercially reasonable terms, or at all. If we cannot maintain licenses to key third-party software, delivery of our products could be delayed until equivalent software could be developed or licensed and integrated into our products, which could harm our business and operating results.



We may be susceptible to breaches of database security

     A party who is able to circumvent our security measures could misappropriate proprietary database information or cause interruptions in our operations. As a result we may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches, which could harm our business.



We may experience significant interruptions in our services due to failure of our data centers, which could seriously harm our business

     Delivery of our services depends upon our ability to protect our data centers against damage from fire, earthquakes, power loss, telecommunications failures and similar events. We carry property insurance in the event of equipment damage. However, our system safeguards and insurance may not be adequate to compensate for all losses that may occur from business interruptions. Our principal web server equipment and operations are housed and maintained by Qwest Communications at its operations center in Denver, Colorado. We also recently completed the installation of a redundant operations site co-located with Verio, which is also located in Denver, Colorado. We may experience outages due to multiple failures of systems or area-wide natural disasters that would affect both sites located in Denver. In addition, our servers may be vulnerable to computer viruses and similar disruptions from unauthorized tampering with our computer systems.



In order to manage our anticipated growth, we must be able to attract new personnel and improve our financial and operational systems on a timely basis

     Our business plans and strategies assume a rapidly increasing size of the market for outsourced ecommerce business solutions and our participation in those markets. This planned growth will require us to make significant improvements in our financial and operational systems and procedures. Our business would likely suffer if we are not able to make changes needed to our systems and procedures that are needed to accommodate our anticipated growth on a timely basis. Our planned growth will also require us to attract and train skilled sales, operations, technical and administrative personnel to successfully sell and deliver our services as planned. Many of our systems are proprietary and require a period of training before a new employee can be fully productive. Like many high technology companies, we face intense competition in attracting personnel with the skills needed to conduct our business. We cannot be certain that we will continue to be successful in attracting, training and retaining skilled personnel needed to successfully expand our business.

Our business relies on our intellectual property. We have a limited ability to protect our intellectual property rights and could incur substantial costs to enforce our intellectual property or defending against claims of third parties for infringement on their intellectual property rights

     Our success is dependent on our ability to protect our intellectual property rights. We rely on a combination of copyright and trademark law, non-disclosure agreements and contractual provisions in agreements with our clients to establish and maintain proprietary rights in our services and other intellectual property. These measures can afford only limited protection for our intellectual property, as they do not prevent competitors from independently developing equivalent or superior technology.

     We believe that our products, trademarks, service marks and other proprietary rights do not infringe on the intellectual property rights of others and we know of no claims, existing or threatened, alleging such infringement. Third parties may assert infringement claims against us in the future that may lead to litigation. If we litigated to enforce our rights or to defend against an infringement claim, it would be expensive, divert management resources and may not be adequate to protect our business. Additionally, as a result of such litigation we could be required to pay damages, a license fee or royalties to obtain intellectual property rights that are needed to continue to sell our products and services. These royalties or licensing agreements may be unavailable or may be offered on terms unacceptable to us. Delays or interruptions in our services that would have a material adverse impact on our business may occur if we are unable to obtain the necessary licensing or royalty agreements.



The software and data in our systems used to provide our services might contain undetected errors that may result in product liability or other claims, which may seriously harm our business

     We use highly complex software and data in the systems that deliver our services. Our testing procedures are designed to detect material errors in our data and systems but may not be adequate to detect all errors that may exist in the software and data in our systems. In the event that an error in our systems harms our clients or other third parties, or fails to meet our clients' expectations, the harm to our reputation may diminish market acceptance for our services. We may also be exposed to possible litigation or our clients may withhold payment for our services. We rely on contractual provisions to limit our liabilities for such claims. However, these provisions may not be adequate to protect us from all possible claims. A product liability or other claim brought against us, even if not successful, would likely be time-consuming and costly. A product liability or other claim could seriously harm our business, financial condition and results of operations.



We may not be able to successfully manage our expansion

     In order to execute our business plan, we must grow significantly. As of December 31, 1998, we had a total of 34 employees and as of June 23, 2000, we had a total of approximately 89 employees. We expect that the number of our employees will continue to increase for the foreseeable future. This growth has placed, and our anticipated future growth will continue to place, a significant strain on our management systems and resources. We expect that we will need to continue to expand and maintain close coordination among our technical, accounting, finance and sales and marketing organizations. Our inability to manage growth effectively could seriously harm our business, financial condition and results of operations.



Our business could be seriously impacted by the privacy concerns of electronic commerce users

     Some of our services and services under development are designed to capture demographic, customer preference and profile information each time a customer visits a web site or volunteers information in response to survey questions. Privacy concerns may cause visitors to resist providing the personal data necessary to support this profiling capability. More importantly, even the perception of privacy concerns, whether or not valid, may indirectly inhibit market acceptance of our services. In addition, legislative or regulatory requirements may heighten these concerns if web site users must be notified that the data captured after visiting web sites may be used by companies to unilaterally direct product promotion and advertising to that user. We are not aware of any such legislation or regulatory requirements currently in effect in the United States. Various other countries and political entities, such as the European Economic Community, have adopted such legislation or regulatory requirements. The United States may adopt similar legislation or regulatory requirements. If customer privacy concerns are not adequately addressed or if restrictive legislation is adopted in the United States, our business, financial condition and results of operations could be seriously harmed.



Our business could be adversely affected by the enactment of new laws or regulations governing the exchange and capture of information and commerce over the internet

     Our business could be seriously harmed if new legislation or regulations, or the application or interpretation of existing laws, results in reduced use of the internet, changes the usage of our services or otherwise impairs our ability to provide service to our clients. There is an increasing number of laws and regulations pertaining to the internet. In addition, there are a number of legislative and regulatory proposals by state, local and foreign jurisdictions that are under consideration, including proposals relating to protection of information gathered over the internet and taxation of services provided over the internet. Although many of these regulations may not apply to our business directly, we expect that laws regulating the solicitation, collection or processing of personal/consumer information could indirectly affect our business. The Telecommunications Act of 1996 prohibits certain types of information and content from being transmitted over the internet. The prohibition's scope and the liability associated with a Telecommunications Act violation are currently unsettled. In addition, although substantial portions of the Communications Decency Act were held to be unconstitutional, we cannot be certain that similar legislation will not be enacted and upheld in the future. This type of legislation could possibly expose companies involved in internet commerce to liability, which could limit the growth of internet commerce generally. Legislation like the Telecommunications Act and the Communications Decency Act could dampen the growth in web usage and decrease its acceptance as a communications and commercial medium.


You May Have Difficulty Selling Your Shares if We Lose Our Listing on the Nasdaq Stock Market Because of the Limited Trading Volume on the Over-the-Counter Bulletin Board or if Our Stock Becomes Subject to the SEC's Penny Stock Regulations.

     If we continue to incur losses and cannot maintain the standards for continued listing on the Nasdaq Stock Market, our common stock could be subject to delisting. Trading, if any, in our common stock would then be conducted in the over-the-counter market on the OTC Bulletin Board or in what are commonly referred to as the pink sheets. As a result, you may find it more difficult to sell your shares or to obtain accurate quotations as to the price of our shares.

     In addition, if our shares were delisted from the Nasdaq Stock Market, our common stock could become subject to the penny stock rules of the SEC. These rules impose additional sales practice requirements on broker-dealers before our stock could be sold to the customers of the broker-dealers. The additional sales practice requirements could materially adversely affect the willingness or ability of broker-dealers to sell our common stock. This would reduce the market liquidity for our shares and therefore adversely affect your ability to sell shares in the secondary market.

Volatility in the price of our common stock may make us the target of securities litigation, which could adversely affect our business

     The price of our common stock has been volatile in the past and may continue to be volatile in the future due to a variety of factors, many of which are beyond our ability to control. Factors affecting the trading price of our common stock include:

     o    responses to period-to-period variations in our results of operations;

     o announcement of new products, services or enhancements by us or our competitors;

     o    technological innovation by us or our competitors;

     o sales of common stock following the expiration of legal or contractual sales restrictions;

     o general market conditions or market conditions specific to the internet or software industries; and

     o changes in earnings estimates or recommendations by securities analysts. Securities class action litigation has often been brought against companies following periods of volatility in the market price of its securities. We may be the a target of securities litigation in the future, which could result in substantial costs and divert management's attention and resources away from management of the business.



Our management and principal stockholders exercise significant control over InfoNow

     The officers, directors and principal stockholders own beneficially approximately 35% of our outstanding common stock. As a result, these stockholders acting together are able to exercise control over all matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of our company, which could negatively affect our stock price.







We are subject to risks associated with potential acquisitions or investments

     In the past, we have had discussions with companies regarding acquiring or investing in their business, products, services or technology. We do not currently have any plans to make any acquisitions or investments in other companies but we may do so in the future. If we make an acquisition or major investment in another company, we could have difficulty assimilating the acquired company's operations and personnel. In addition, we could face difficulties integrating any acquired products, services and technologies into our operations. These difficulties could disrupt our on-going business, distract our management, and significantly increase our operating expenses. As a result, our business and financial condition would likely suffer.

We may not be able to raise additional capital if needed in the future, and any future equity offering could result in substantial dilution to existing stockholders

     We may need to raise additional funds in the future in order to fund more aggressive marketing or product development programs or acquire complementary businesses, technologies or services. Any required additional financing may be unavailable at terms acceptable to us or may not be available at all. If we raise additional funds by issuing equity securities, these securities may have rights senior to existing stockholders and existing stockholders may experience significant dilution of their ownership interest. If we are unable to obtain financing when required, we may be unable to fund our expansion, successfully exploit business opportunities, or adequately respond to competitive pressures which would likely cause harm to our business. There can be no assurances that we will be able to obtain additional financing, if necessary, on terms acceptable to us, or at all.

Substantial sales of our common stock could adversely affect our stock price

     The market price of our common stock could decline as a result of sales of a large number of shares of our common stock or the perception that those sales could occur in the market. These sales also might make it more difficult for us to sell equity securities in the future at a time and a price that we deem appropriate. There are no lockup agreements for shares held by our officers or principal stockholders.

                                 USE OF PROCEEDS

     All net proceeds from the sale of the shares covered by this prospectus will go to the Selling Stockholders who offer and sell their shares. We will not receive any proceeds from the sale of the shares by the Selling Stockholders.


                                    BUSINESS

Industry Background

     Our iChannel services address six fundamental trends common to our targeted customer base of branded channel dependent companies and their channel partners:

     Growth of business-to-business transactions conducted over the internet. The internet is rapidly evolving into a principal vehicle for interaction between businesses and their individual and business customers. International Data Corporation, or IDC, estimates that by the end of 1998 there were over 97 million users of the World Wide Web and that, by the end of 2002, that number will increase to over 319 million. The interactive capabilities of the internet can help companies better pinpoint the needs of customers, more effectively answer customer inquiries, and provide a faster, more convenient, and more cost effective response than traditional customer service approaches.


     Transactions conducted over the internet are increasing dramatically, particularly in the business-to-business sector with predictions of $7.3 trillion by 2004, representing 7% of the global business-to-business volume. This growth in internet has resulted in the emergence of internet service companies that provide value-added services to clients on an outsourced basis. The Standard predicts that these activities will make up 37% of the business-to-business e-commerce market, worth $2.71 trillion, by the year 2004. We believe there exists significant opportunity to participate in this growing internet services market to establish e-commerce capabilities for channel dependent companies and their channel partners.

     Increasing channel conflicts as companies consider selling over the internet. Traditional brick-and-mortar companies are struggling to find effective ways to grow their business using the internet as their primary business communication and transaction vehicle. Many major computer, electronics, or similar manufacturing companies rely on third party channel partners to distribute all or some of their products. These companies are struggling with the dual challenges of competing with internet merchants who sell directly to customers and maintaining the effectiveness of their channel partner networks. These channel partners are often essential for the sale, installation and support of more complex and typically higher margin products, making effective channel management a key success factor.


     This environment creates a conflict between the manufacturer and their channel partners called "channel conflict." Channel partners typically sell similar products made by various manufacturers and when companies bypass their channel partners, channel partners will often begin selling a competitor's products to customers. A recent Forrester Research survey of manufacturers indicated the 66% of manufacturers surveyed identified channel conflict as their single biggest issue hindering online sales efforts.


     Opportunities to improve channel management include reducing the time from initial inquiry to channel partner response from days or weeks to minutes, enabling channel members to participate in electronic commerce opportunities, and establishing a closed loop system to ensure effective channel evaluation and management. These opportunities are especially difficult to take advantage of in an environment where manufacturers are being forced to bypass their channel partners and sell more commodity-oriented products directly to consumers for competitive reasons.

     Growing pressure to develop an Internet model for channel dependent companies and their channel partners. Although traditional brick-and-mortar companies are under increasing pressure from internet-based companies that sell directly to customers, we believe that these companies are uniquely positioned to successfully compete in the internet economy. Most manufacturers with a strong brand have two very powerful differentiators when compared to strictly internet-based companies: brand recognition and local physical presence. We believe there exists a significant opportunity to leverage these assets in a business model that integrates traditional business processes, including channel partners, with the capabilities of the internet and reduces channel conflict experienced by many traditional business.



     Modest internet presence among channel partners due to high cost of e-commerce business solutions. Channel partners are increasingly aware of the importance of a strong internet presence as more vendors sell direct, vertical industry portals drive down margins and internet merchants enter their market. The cost of developing and implementing a full e-commerce business capability is cost prohibitive for many channel partners. A competitive e-commerce presence, defined as both the ability to bring customers to the web site to create deal flow and to deliver full sales and service capabilities over the internet, can cost several hundreds of thousands or even millions of dollars. Many channel partners are small to medium sized independent businesses. Consequently, channel partners often are able to have only an informational Internet presence to describe their business and services, but lack the resources to draw reasonable deal flow to their web site, to consummate a sale over the internet or to use the internet to serve and grow business activity among their existing customer base.

     Substantial growth in the number of internet-enabled devices, including wireless data devices like WAP phones and the Palm VII. IDC predicts that the number of internet-enabled devices will grow from 10.5 million in 1998 to 150.8 million in 2002. A substantial portion of this growth is expected to come from wireless data devices, including wireless application protocol (WAP) cell phones, other types of cell phones, and wireless organizers like the Palm VII handheld organizer. Effective internet and online commerce and commerce-enabling solutions and services will likely need to support a broad range of internet-enabled devices, including wireless data devices.

     Growing trend to outsource and use of application service providers. In order to remain competitive, many companies have found that they must focus on their core competencies and outsource activities that can be more rapidly, effectively, and economically performed by specialized third parties. Many companies often lack sufficient resources, expertise or infrastructure to create and implement e-business business strategies quickly and cost effectively. The increasing complexity of these strategies and the rapid pace of technological change are driving many companies to outsource the development of their e-business initiatives.

     According to Forrester Research, companies in the United States are now spending approximately one quarter of their overall information technology budgets on outsourced services. The growing acceptance of the internet as a trusted medium for business critical activities should increase the level of outsourcing to service providers that maintain a centralized infrastructure of software, information databases, server assets and extensive communications infrastructure to provide value-added services to businesses or consumers over the internet. We further believe that as companies face increased pressure to develop complex e-business capabilities quickly, they will seek service providers that offer a more complete range of services required to rapidly and cost effectively deploy these capabilities.

     In addition, an important component of outsourcing these functions is the increased use of Application Service Providers (ASPs) to deliver proprietary software and database management over the internet. An ASP maintains all software and databases on its own hardware and delivers only the solution and functionality to the customer, relieving the customer of software development and maintenance costs and providing the ability to deliver solutions very quickly.


Limitations of Current Solutions

     The industry trends discussed above present several obstacles and opportunities for both the channel dependent manufacturer and their channel partners. Unfortunately, many of the opportunities for the manufacturer result in either loss of control and brand dilution and erosion of the traditional channel partner relationship. For the channel partner, most options result in loss of business or erosion of margins.

     Channel dependent manufacturers have several options:

     1. They can sell direct by providing a web site with product catalog and warehousing capabilities to fulfill orders in attempt to cut out the middle man resulting in reduced costs and lower prices to compete more effectively.

          Depending on the product and the customers' buying desires, this is a good option for many companies. However, even if it is a good long-term option, the channel conflict this strategy could create could significantly disrupt the company's immediate growth plans.

          For nearly all channel dependent manufacturers, this is a challenge of the transition to e-commerce. Many companies know they will need at least a partial sell direct model, but face the risk of losing substantial business and market share in the short term to competitors as channel partners switch brand loyalties.

          The challenge here is to gradually evolve to an e-commerce model that will meet customer needs and keep competitors at bay without destroying the existing distribution structure.

     2. Manufacturers can sell through catalogers, Internet merchants, distributors and vertical portals.

          The risk with this strategy is that the manufacturer loses control of its brand as the customer commoditizes their products over time. When products are sold without the added value of service, customers isolate the value in their minds as product only and see no value added by a local reseller. There is no opportunity for the local business to differentiate with supporting services when products are sold direct.

          If a manufacturer were selling books or other products where the product itself is the difference, this strategy would be more successful. For many products, however, such as computer hardware, local resellers play an important role in increasing the value of the product to customers by providing services. The manufacturer's product and their brand is gradually diminished in the customers' eyes when the reseller is removed from the sales process.

          The challenge here is to find an e-commerce model that leverages brand and local presence where both remain important to the customer to prevent brand erosion to commodity status.

     3. Manufacturers can elect to collaborate with their channel partners to leverage their brand and drive deal flow to a channel partner site.

              This option works well if there is a real or perceived value added among customers with local presence. This value could be in the form of inventory, the need to see, touch, try or feel a product, expertise, ease of doing business, installation and other services that are valued by the end customer.

              The challenge here is to develop a model that will both support the channel partner and maintain control over the manufacturer's brand and the buying process.

     Overall, the primary challenge for the manufacturer is to evolve a multi-channel e-business model that serves their customers well while maintaining brand loyalty and leveraging local presence where desired.



     Channel partners also have several options with unique challenges:

     1. Channel Partners can develop an e-commerce presence themselves by going to mass purveyors of e-commerce capabilities such as Yahoo.com.

          The challenge for channel partners to successfully implement an e-commerce strategy is twofold: they must both create deal flow and build the web site. To create deal flow, channel partners must invest heavily in branding and promotion of their web site.

          Building the web site requires technical capabilities such as easy cataloging, developing pricing models and ongoing maintenance. Typical channel partners purchase these items from several distributors and many manufacturers and carry many thousands of items suitable for sale over the Internet, not including repair parts. Although they may have brochures and other descriptive material, they have no convenient way of electronically populating a full e-commerce catalog.

          The time and cost required to implement this strategy, as well as the ongoing demands are generally beyond the resources of the small to medium sized channel partners.

     2. Channel Partners can add their name to a vertical or manufacturer portal and let others drive business to them based on the products they carry.

          The challenge channel partners face with this strategy is to maintain an identity and protect margins. Vertical portals are the price shopper's dream but further reducing both the manufacturer's brand and the channel partner's perceived service and relationship edge.


     Overall, the primary challenge for the channel partner is creating deal flow and developing a competitive e-business capability at an affordable cost.


The InfoNow Opportunity

     We believe the opportunity exists to significantly improve the effectiveness and efficiency with which major branded companies integrate with their channel partners to deliver products and services over the Internet. We further believe that this opportunity can best be addressed delivering powerful e-business capabilities which support both manufacturers and their channel partners, as well as leveraging automated systems and a broad array of databases to provide services over the Internet that are able to:


     o Deliver deal flow and e-commerce capabilities to channel partners to produce increased market share and sales for both manufacturer and channel partner immediately.

     o Provide information and management systems to the manufacturer to evolve a high powered e-business model to best serve their customers over time.

     o Provide an integrated set of e-business solutions to manufacturers and their channel partners quickly and cost effectively.

     o    Strengthen visibility and ongoing relationships with channel partners.




The InfoNow Solution

     We deliver an integrated suite of e-business services over the Internet to channel dependent companies and their channel partners. Our iChannel services enable our clients to:

1. Leverage their brand both as a portal to local channel partners on their web site and locally on a manufacturer-controlled, co-branded channel partner web site. In this way, they are able to control their channel partners' use of the web site and their presentation and use of their brand while at the same time, delivering business and thus significant value to their channel partners.

2. Embrace their channel partners as a collaborative strategic asset by setting them up with a comprehensive e-business capability for closing sales, maintaining customer relationships and streamlining their business processes.

3. Direct significant deal flow from their web site to the most appropriate channel partners.

4. Measure the results of these actions and evolve, over time, the best Internet model to serve their customers. For most manufacturers, this model will be a multi-channel e-business model. This means the manufacturer will probably sell products through a number of channels, including local resellers, and use the Internet as the primary communication and transaction vehicle.

     InfoNow provides this solution with a robust technology platform. In addition, as an ASP, InfoNow can deploy customized solutions to each of its brand name clients quickly and cost effectively. InfoNow customers buy solutions not software.

iChannel Services

InfoNow's suite of iChannel services provides e-business solutions for manufacturers and their channel partners. We provide the following iChannel services to our clients:

1. iLocator - Matches sales inquiries to the most appropriate local channel partner using specific business rules (e.g. proximity, expertise, product carried, in-stock, etc.) set by client manufacturer. Service includes incentives for the customer to buy our client's products rather than switch when visiting the local reseller.

2. iLeads - A comprehensive closed loop lead management capability that captures, qualifies, assigns, distributes, and tracks the outcome of leads with a company's channel partners. Leads are captured, though real-time interfaces or off-line batch sources, qualified using a set of client-specific criteria, assigned to the optimal channel partner, distributed and updated via channel partner-specific extranets, and tracked throughout the closing process. This system provides deal flow to the local channel partner while speeding lead response and monitoring the process and partner response.

3. iPartner - Enables channel partners to network with other channel partners for sales opportunities, filling skill and geographic gaps. One partner may provide product, but not cabling or other installation services, or, a partner in one city may sign a customer and need the capability of serving the customer nationally. This system enables channel partners to collaborate to close more deals.

4. iCommerce - Scheduled to be available for deployment by mid 2000, iCommerce provides co-branded e-commerce sites for partners to enable on-line sales to end customers by the local partner--includes industry catalog and pricing. This service includes reference pricing and catalog templates to ease the time and cost of entry. InfoNow's goal is for a channel partner to set-up full e-commerce capability in less than an hour.



     Reporting. InfoNow's iChannel services are supported by a wide range of reporting capabilities, providing sophisticated screening, data mining and manipulation capabilities to enable clients to analyze the results of promotional campaigns, Internet lead generating techniques, channel partner initiatives, customers who purchased competitive products, etc. The manufacturer can then apply best practices across the channel network to all partners.

     Interface options/touch points. All of our services support inquiries received through customer touch points across a client's enterprise, including Internet sites, private extranet and intranet sites, and call centers. Our iLocator, iLeads and iPartner services currently support automated phone and wireless device access, including interactive voice response systems (IVRs), wireless application protocol (WAP) cell phones and wireless Palm VII devices.

     Geographic coverage. To provide the targeted, geographic component of our one-to-one response, our services utilize precision geographic information system, or GIS, technology that uses latitude and longitude coordinates to pinpoint locations, calculate the location proximity and generates customized maps. This geographic precision is currently available to our clients for fifteen countries, including the United States, Canada, the United Kingdom, Australia and major European countries. We provide worldwide coverage via text based and postal code searching methods for all areas not currently covered by GIS technology.

     Multi-language Support. Our services are currently available to clients in ten languages.

     Special services. We also offer various other special services, on a consulting basis, to support client programs related to our iChannel service offerings. These include custom reporting requests, database enhancement and management, maps to be used in promotional literature and custom business rules and software development to meet special client requirements.

     Fees and pricing. Our services are typically sold through annual or multi-year service contracts. The initial term of these contracts are typically one to three years and are renewable upon mutual agreement of InfoNow and the client. A typical contract fee includes two components, a setup fee and a recurring service fee. The setup fee covers the development of a customized, client-specific interface to the service, and the design and implementation of client databases. The recurring monthly or annual service fee covers hosting and provision of the service and performance of recurring maintenance to client databases and core iChannel engine systems.

     Currently, the combined fees for an initial year of service typically range from $45,000 for a simple implementation to greater than $750,000 for a complex deployment involving multiple services across several prospect touch points and geographies. The actual setup and monthly service fees are determined based on a variety of factors, including the type(s) of service selected, anticipated and actual transaction volumes, client touch points supported, geographic coverage of the service, and the level of service customization requested by the client. We also may charge additional transaction fees for some elements of our services depending upon the specific client configuration such as fax transactions, voice recordings or dedicated telecommunication lines.

     Currently, manufacturers pay our fees. We expect, however, to begin charging channel partners and expect our fees to be based on a percentage of the volume of transactions conducted. We also may charge additional transaction fees for some elements of our services depending upon the specific client configuration such as fax transactions, voice recordings or dedicated telecommunication lines.


Business Strategy

     Our objective is to be the leading worldwide provider of e-business services to channel dependent companies and their channel partners. Our strategies to achieve this objective include:

     Broadening services to existing clients. We believe that significant opportunities exist to expand the breadth and depth of services provided to our existing clients. Most of our current clients use only a portion of the services that we currently offer and no current clients currently use new services we are planning to offer in 2000. Service expansion can be accomplished along many dimensions, depending upon our clients' specific needs, including:

o the addition of existing services not currently used by the client, including iLeads, iPartner, and iCommerce.

o increase in the number of prospect touch points to include interactive voice response systems, call centers, WAP phones, Palm VII, etc.; and

o    expansion of geographic coverage.



     Maintaining and extending innovation and technology leadership in iChannel services. We intend to offer a more comprehensive menu of services through internal development efforts and the integration of third party applications or databases into our systems. Expansion of our technology will be driven by a combination of customer input and our knowledge of using the Internet to effectively generate deal flow and deliver e-business services.

     During 1999, we introduced several new services, including:

o    Enhanced iLocator services, to interact with real time data warehouses

o    iPartner services to enable partner-to-partner collaboration; and

o Expanded iLeads services to more effectively manage leads in a closed loop system.

o    Support for a broad range of wireless data access devices and WAP phones.

We expect to continue to expand the iChannel suite of services throughout 2000.



     Expanding strategic alliances. We plan to continue to pursue relationships that can accelerate the marketing and development of our services. We are presently working with a number of companies to enhance our service offering for our clients and their resellers and to accelerate the delivery and quality of the total iChannel service offerings.

     Acquiring new industry leading corporate customers. We typically focus our client development efforts on specific vertical markets. Within these vertical markets, we initially focus on the leading companies. Historically, our client development efforts have focused on technology, manufacturing and financial services companies, especially where third parties are used to sell all or some of a company's products or services. We plan grow our penetration of our target vertical markets as well as increase our presence in additional, attractive vertical markets.

     Building sustainable competitive advantage through information-based assets. We have developed proprietary databases through activities with our current customer base and have secured exclusive access to selected other databases through client and third party agreements. We currently have an exclusive license for certain geographic data in Canada and non-exclusive licenses for a variety of other databases and information assets, including geographic data for fourteen other countries covering the United States, Western Europe and Australia. We intend to utilize these information assets as well as other databases we may acquire or build to enhance and distinguish our services and build sustainable competitive advantage.

     Continuing to develop and leverage our expertise in iChannel services. Our relationship with our clients has allowed us to develop a significant body of knowledge in the application of the Internet and services to address the challenge of an effective e-business strategy for channel dependent companies. We intend to maintain strong working relationships with our clients that will allow us to continue to build our knowledge base and provide superior solutions to our clients in the future.

     Continuing to expand the scope of our services globally. We intend to extend geographic coverage of our services to address the global adoption of the Internet and to respond to our multinational customers' requests to provide them with a complete solution for their worldwide networks. We believe that international markets present an attractive growth opportunity and an early presence in those markets will enhance our long-term competitive position.

     We intend to increase our presence initially though relationships with our current clients and then later through direct sales efforts initiated from both the U.S. and possibly from direct sales and support operations located in selected European and Asian markets. We may also form alliances with selected partners to assist in the marketing and localization of our services for certain markets.


Technology Overview

     Our proprietary iChannel engine is the platform for all of our solutions. This proprietary software and data currently resides in our two production server centers. These centers are linked to our clients' web sites, intranets, extranets, call centers or interactive voice response systems via the Internet or via private extranets or intranets.

     Our multiple UNIX servers comprise the core computing capacity at each of our server centers. These centers are co-located with two separate major Internet service providers in Denver, Colorado that maintain redundant high-bandwidth connections to the Internet. These centers are also directly connected into the frame clouds of two leading frame relay providers that are used for connection to client sites that require greater reliability than is currently available over public Internet connections. Our systems are designed to operate 24 hours a day, seven days a week. Continuous monitoring of our systems is achieved through automated fault detection test scripts and daily ad hoc testing conducted by our operations personnel.

     Our iChannel engine is based on a distributed server architecture. This architecture allows efficient balancing of load in high usage periods and can be easily scalable to accommodate higher transaction volumes without the need for clients to purchase new equipment or software. The modular structure of our system also allows us to quickly tailor the application for changing client needs and simplifies the addition of new features to the system as they are developed. These servers can be accessed through HTML pages via our proprietary Common Gateway Interface, which facilitates communication between our core iChannel applications and public Internet or private intranets or extranets. Communication with interactive voice response systems and wireless data devices is conducted via specialized interface servers. These interfaces also include the development tools we use to customize our interface to duplicate the look and feel of our clients' site and systems. The separation of the interface tools from the core application servers results in a highly flexible user interface that may be customized or modified quickly while maintaining the stability and integrity of the core server functions.

     The targeted, one-to-one nature of our response is facilitated by the use of a wide range of proprietary and third-party provided databases. These include:

     o geographic databases, which can include information to allow us to pinpoint the latitude and longitude of an inquirer's specific location and the locations of channel partners or enable us to provide maps to and from a specific location;

     o demographic databases, which can include information to help us complete a profile of a prospect's characteristics or interests or better qualify leads that we capture; and

     o industry-specific databases, which can include information on channel partner characteristics, information on ATM locations worldwide or other information useful to target or enhance our inquiry response.


     We capture key information for transactions occurring within our systems. This information is the foundation used to develop reports required by our clients. We also create customized reports and customized interfaces to view and gather data for our clients. Our reporting systems can generate reports based on any category in the transaction data, as well as reports that have categories joined across several tables, such as lead data, follow-up data and call center statistics. Clients can define the exact structure of their individual reports. These reports can also be tailored to evaluate the success of advertising campaigns based on prospects' profiles. Examples of reports that can be produced include transaction activity levels, comparisons of channel partner effectiveness, inquiry-to-sale closing rates and promotional effectiveness.

Sales and Marketing

     Our sales efforts rely primarily on direct sales contact, such as promotional presentations delivered via notebook computers and requests from existing customers for new services. We use a consultative approach to determine prospective client needs and to determine the optimal application of our services to meet the identified needs. We currently focus our efforts on target industries, including technology, manufacturing and financial services companies. We are growing our staff of 15 sales and marketing professionals headquartered in Denver, Colorado that sell to national and international accounts. Our primary sales and marketing efforts have been directed at increasing the visibility of our services through the use of direct sales efforts, though we may use indirect selling approaches in the future, via client or third party partners as appropriate.

     We expect to significantly increase our marketing expenditures in 2000 to increase the name recognition of InfoNow's iChannel services. These expected expenditures include increased participation in sponsorship of trade shows, direct email marketing campaigns, production of sales materials and demos and other promotional efforts.

Clients

     Our client base has grown from 46 customers at the beginning of 1999 to 53 as of March 31, 2000. We serve clients in fifteen countries, including eight of the largest global computer and networking firms and six of the largest banks in North America.

     During the year ended December 31, 1999, we received 17% of our revenues from one customer. All other customers accounted for less than 10% of our revenues.

     The table below is a list of selected clients.

Channel Dependent Mfgrs         Financial Services          Other
-----------------------         ------------------          -----

3Com                            Allstate                    American Airlines
Apple Computer                  Bank of America             FedEx
Compaq                          Bank One                    Meredith
Fujitsu                         Citibank                    Shell
Hewlett-Packard                 Diners Club                 UPS
IBM                             First Union                 Vision Service Plan
Intel                           Royal Bank Group
Lucent                          The Hartford
Novell                          Transamerica
Sony Europe                     Visa
Suzuki Kenwood
Maytag

     The quality and depth of our customer base and our customer retention rate of over 86%, based on total contracted service fees from when we first began providing services in the third quarter of 1996 through June 23, 2000, reflects our position as an accepted and proven iChannel solution.

     We have also been able to grow our recurring monthly service fees from current and new clients by 72% since January 1999. These fees, which consist of monthly fees from ongoing service contracts, increased from $279,000 at the beginning of 1999 to $481,000 at June 23, 2000.

Product Development

     We believe that our success will largely depend on our ability to enhance the functionality of our services and to develop other related products and services to meet the changing needs of our clients. Our current research and development efforts are influenced significantly by client requirements. New features are often configured initially for delivery to a single client and then incorporated into future versions of our products and services for other clients. We continually evaluate our products and services to determine what additional products or enhancements are required by our clients and plan to utilize both purchased and internally developed technologies, software, and information assets to enhance our product offerings.

     We incurred product development expense for the years ended December 31, 1999 and 1998 of $229,000 and $175,000 respectively. We expect to incur significantly greater direct product development expenses in the future as we develop new capabilities for our iChannel services beyond those deployed to address immediate client needs.


Competition

     The market for iChannel services delivered over the Internet is at an early stage of development and no one competitor has established a dominant position in the market. However, we believe that these markets will be highly competitive and characterized by rapidly changing technologies, evolving industry standards, frequent new product introductions or enhancements and rapid changes in customer requirements. As the growth in these markets continues, we expect competition will intensify. We believe that the size and diversity within these markets will allow more than one supplier of products and services similar to ours. We are aware of several other providers of products and services that are in various stages of development as well as other new entrants which may ultimately compete with our offerings, including

     o web site developers and catalog service providers, such as Modem Media.Poppe Tyson and AGENCY.COM, and PC Order and VAR-Street;

     o    lead management services such as ChannelWave and MarketSoft;

     o    call center outsourcing companies, such as Harte-Hanks and TeleTech;

     o    providers of mapping services, such as MapQuest and Vicinity;

     o customer management software companies; such as Siebel Systems and PeopleSoft; and

     o partner relationship management solution providers such as Webridge Partnerware and Allegis.

     In many cases, these competitors are larger, more established and have substantially greater financial, technical and marketing resources than we do. We may not be able to compete successfully against our current or future competitors, which will have a material adverse effect on our business, results of operations and financial condition.

     We believe that the business critical nature of our services, the data and transaction information we compile, and the benefits of our relationships with industry leading companies to future technology development, would represent a substantial cost for clients in switching to a competitor.

     We believe the principal competitive factors that will determine success in the market for our services are:

     o    functionality and features of the services;

     o    ability to adapt to specific customer needs;

     o    reliability and effectiveness of the services provided;

     o    speed of implementation and level of perceived implementation risk;

     o    product reputation based on customer's served and client referrals;

     o    pricing relative to capabilities offered;

     o    quality of customer support; and

     o ability to develop strong customer relationships and strong market presence.


Intellectual Property

     We have received a federal trademark registration for the name InfoNow and consider our software, information databases, trade secrets, service marks and similar intellectual property to be proprietary. We rely on a combination of copyright and trademark law, non-disclosure agreements and certain contractual provisions within our customer agreements to establish and maintain proprietary rights in our services and other intellectual property. However, these measures can afford only limited protection for our intellectual property, as it does not prevent competitors from independently developing equivalent or superior technology. As a result, we may have a limited ability to prevent others from developing similar technologies. However, we believe this protection is less significant to the future success of our business than other factors, including:

     o the knowledge, ability and experience of our personnel in delivering our services to and supporting our clients;

     o    the development of unique and proprietary information assets;

     o the effectiveness of our ongoing product development activities in responding to client needs;

     o    client loyalty to our services; and

     o    the overall market position of our products and services.


     We believe that our products, trademarks, service marks and other proprietary rights do not infringe on the intellectual property rights of others. However, third parties may assert infringement claims against us in the future which may lead to litigation that could be expensive and divert our management's attention. We may be required to pay a license fee or royalties to obtain intellectual property rights which are needed to continue to sell our products and services. These royalties or licensing agreements may be unavailable or may be offered at terms unacceptable to us. Delays or interruptions in our services to our clients may occur if we are unable to obtain the necessary licensing or royalty agreements, which could harm our business, operating results and financial condition.

     We rely on software and data that we license from third parties, including software and data that is integrated with internally developed software used in providing our services. These third party software licenses may not continue to be available or may be available on terms unacceptable to us. We are also dependent upon the ability of the licensors and vendors of such third party software and data to enhance their current products in order to meet the changing needs of our clients. If we are not able to acquire software and data licenses and needed enhancements from our current vendors, equivalent software and data will need to be developed or purchased and integrated into our systems. Although other alternative sources exist for the technology and data embodied in these license agreements, we may not be able to replace the functionality of our current systems or be able to successfully integrate new software and data into our current systems. Delays and interruptions could occur in our service to our clients that could result in a material adverse impact on our business, operating results and financial condition.

Employees

     As of June 23, 2000, we had a total of 89 full time employees including 23 in sales and marketing, 41 in software implementation, development, system operations, and client support, 16 in product development and 9 in finance, management and administration. We use outside contractors on an as-needed basis.

     We consider our relations with our employees to be good and have not experienced any interruption of operations as a result of labor disagreements. None of our employees are subject to a collective bargaining agreement

     We believe that we must continue to attract and retain qualified personnel so that we may successfully deliver services to our clients. The competition for technical personnel with the skills that we require for successful operation of our business is intense. It could have a material adverse effect on our operations if we are unable to retain key technical personnel or obtain additional qualified personnel needed for the planned growth of our business.

     We lease approximately 13,000 square feet of office space at our headquarters in Denver, Colorado for our product development, marketing, operations and administrative activities. This lease is with an unrelated party and terminates on June 30, 2005. We believe that the facilities are adequate for our current needs and that suitable additional space can be acquired as needed to accommodate planned growth in the number of personnel for the foreseeable future.

     Our principal server equipment and operations are housed and maintained by Qwest Communications at our operations center in Denver, Colorado. We also have a redundant operations site co-located with Verio that is also located in Denver, Colorado. Our operations are dependent in part upon our ability to protect our systems against physical damage from fire, floods, power loss, telecommunications failures and similar events. These facilities have safeguard protections such as a halon fire system, redundant telecommunications access, off-site storage of backups and 24 hour systems maintenance support. However, we still may experience service outages due to multiple failures of systems or area-wide natural disasters, as both sites are located in Denver. In addition, despite our implementation of network security measures, our servers may still be vulnerable to computer viruses, and similar disruptions from unauthorized tampering with our computer systems. The occurrence of any of these events could result in interruptions or delays in service to our clients that could have a material adverse effect on our business, results of operations and financial condition.

Company History

     InfoNow was incorporated under the laws of the State of Delaware on October 29, 1990, and was initially focused on the sale of software through the use of encrypted CD-ROM technology. Early in 1995, we fundamentally changed our business focus and began developing Internet-based iChannel services for large corporate clients. As part of our strategy, we acquired Cimarron International, Inc. and Navigist, Inc. Cimarron provided interactive media authoring and business services. Navigist offered network engineering and Internet consulting services. These acquisitions allowed the company to utilize the resources and capabilities of Navigist and Cimarron to facilitate our change in strategic direction as well as to provide an operating infrastructure and revenues as the Company completed its transition to selling and providing web-based services.

     After the acquisitions of Cimarron and Navigist, we ceased selling software using encrypted CD-ROM technology and installed a new senior management team, led by Michael Johnson, who became President and Chief Executive Officer in October of 1995. After the transition to its new business was completed in 1996, InfoNow sold Navigist on December 13, 1996, and sold Cimarron on December 11, 1997. We are now solely focused on the sale and provision of iChannel services over the Internet.


                       WHERE YOU CAN FIND MORE INFORMATION

Government Filings - We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov. Most of our SEC filings are also available to you free of charge at our web site at http:/www.infonow.com.

Stock Market. Our common stock is traded on the Nasdaq Stock Market. Material filed by us can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

Information Incorporated by Reference. The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you be referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this document.

We incorporate be reference the documents listed below and any future filings we will make with the SEC uder Sectios 13(a), 13(c) 14 or 15(d) of the Securities Exchange Act of 1934 until this offering has been completed:

     1.   Annual Report on Form 10-KSB for the fiscal year ended December 31,
          1999.
     2.   Current Report on Form 8-K dated March 30, 2000.
     3.   Quarterly Report on Form 10-QSB for fiscal quarter ended March 31,
          2000.
     4.   Definitive Proxy Statement dated April 21, 2000.
     5. A description of the Common Stock contained in the Company's Registration Statement No. 33-43035 on S-1.


                         DETERMINATION OF OFFERING PRICE

     This prospectus may be used from time to time by the selling stockholders who offer the shares registered hereby for sale. The offering price of such shares will be determined by the selling stockholders and may be based on market prices prevailing at the time of sale, at prices relating to such prevailing market prices, or at negotiated prices.


                              SELLING STOCKHOLDERS

     The following table sets forth the names of the Selling Stockholders, the number of shares owed by each of them as of the date of this prospectus and the number of shares of common stock which may be offered pursuant to this prospectus. This information is based upon information provided by or on behalf of the Selling Stockholders. The Selling Stockholders may offer all, some or none of their shares.


-------------------------------------------------------------------------------
Name                                   Common Stock             Common Stock
                                       Beneficially Owned (1)   Offered Hereby
-------------------------------------------------------------------------------
NR Ventures Ltd.                        210,527                    210,527
-------------------------------------------------------------------------------
-RIT Capital Partners, PLC              210,526                    210,526
-------------------------------------------------------------------------------
Putnam Emerging Information             105,263                    105,263
Sciences Trust S.A. (2)
-------------------------------------------------------------------------------
Needham & Co. (3)                        10,526                     10,526
-------------------------------------------------------------------------------
Total                                   745,967                    536,842
-------------------------------------------------------------------------------

     (1) Beneficial ownership is determined in accordance with the Rules of the SEC and generally includes voting or investment power with respect to securities. Except where indicated by footnote, the entities named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

     (2) Putnam Emerging Information Sciences Trust S.A. is managed by a subsidiary of Putnam Investments who also beneficially owns such shares.

     (3) Needham & Co. owns a Warrant to purchase 10,526 shares of Common Stock, exercisable as of March 30, 2000 through March 30, 2005. Needham also owns a Warrant to purchase 5,000 shares of Series B Preferred Stock, convertible at a rate of 3.802281 for a total of 19,011 shares of Common Stock and is exercisable as of December 31, 1999 through December 31, 2004.

                              PLAN OF DISTRIBUTION

     The distribution of the Shares by the Selling Stockholders is not subject to any underwriting agreement. The Shares offered by the Selling Stockholders may be sold from time to time at designated prices that may be changed, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. In addition, the Selling Stockholders may sell the Shares through customary brokerage channels, either through broker-dealers acting as agents or principals. The Selling Stockholders may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions, commissions, or fees from the Selling Stockholders and/or purchasers of the Shares for whom such broker-dealers may act as agent, or to whom they sell as principal, or both. Any broker-dealers that participate with the Selling Stockholders in the distribution of Shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of Shares positioned by them might be deemed to be underwriting discounts and commissions within the meaning of the Securities Act of 1933, in connection with such sales.

                                 INDEMNIFICATION

     Article VII of InfoNow's Certificate of Incorporation provides that the personal liability of the directors to InfoNow or its stockholders for monetary damages for a breach of fiduciary duty as a director is eliminated to the maximum extent permitted by Delaware law. Article V of InfoNow's Bylaws provides for the indemnification of InfoNow's directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant, pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                     EXPERTS

     The financial statements of InfoNow incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Hein + Associates, LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included in reliance upon the authority of said firm as experts in giving said reports


                                  LEGAL OPINION

     The legality of the Common Stock offered will be passed upon for InfoNow by Chrisman, Bynum & Johnson, P.C., 1900 Fifteenth Street, Boulder, CO 80302.

No person has been authorized to give any
information or make any representations other
than those contained in this Prospectus in
connection with the sale or offering of any
Shares of Common Stock covered by this
Prospectus, and if given or made, such other
information or representations must not be
relied upon as having been authorized by
InfoNow Corporation or the Selling                   INFONOW CORPORATION
Stockholders. This Prospectus does not
constitute an offer of any securities other
than those to which it relates or an offer to
sell, or a solicitation of an offer to buy,      Common Stock ($.001 Par Value)
in any jurisdiction to any person to whom it
is not lawful to make such offer or
solicitation in such jurisdiction. Under no               PROSPECTUS
circumstances should the delivery of this
Prospectus or the sale or offering of any
Shares of Common Stock covered by this                                , 2000
Prospectus create any implication that there             ------------
has been no change in the business or
operations of InfoNow Corporation since the date of this Prospectus.

                                                         536,842 Shares



                   TABLE OF CONTENTS


                                      Page


Available Information....................1
Documents Incorporated by Reference......1
The Company..............................4
Risk Factors.............................5
Use of Proceeds.........................14
Determination of Offering Price.........28
Selling Stockholders....................28
Plan of Distribution....................29
Indemnification.........................29
Experts.................................29
Legal Opinion...........................30

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution.
         --------------------------------------------

     The expenses in connection with the issuance and distribution of the securities being registered, other than brokerage discounts, fees or commissions, are:



        Commission Registration Fee                   $    665.50
        Accounting Fees and Expenses                      3000.00
        Legal Fees and Expenses                          10000.00
        Miscellaneous Expenses                            1334.50
                                                      -----------

        Total                                         $  15000.00

     All expenses, except the registration fee, are estimated. The Company will pay all expenses in connection with this Offering.

ITEM 15. Indemnification of Officers and Directors.
         ------------------------------------------

     Section 145 of the General Corporation Law of the State of Delaware contains provisions permitting corporations organized thereunder to indemnify directors, officers and other representatives from liabilities in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person was or is a director, officer, employee or agent of the corporation, against liabilities arising in any such action, suit or proceeding, expenses incurred in connection therewith, and against certain other liabilities. Article Seven of the Registrant's Certificate of Incorporation provides that the personal liability of the directors of the Registrant to the Registrant or its stockholders for monetary damages for a breach of fiduciary duty as a director is eliminated to the maximum extent permitted by Delaware law. Article Five of the Registrant's Bylaws provides for indemnification of the Registrant's directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933.

ITEM 16.      Exhibits


              4.1           Specimen Common Stock Certificate (1)

              5.1           Opinion of Chrisman, Bynum & Johnson, P.C.

              23.1 Consent of Hein + Associates LLP, certified public accountants - InfoNow Corporation

              23.2          Consent of Chrisman, Bynum & Johnson, P.C.
                            (contained in the opinion filed as Exhibit 5.1)

              24.1 Power of attorney (contained in Part II of this Registration Statement)

---------
(1) Denoted as Exhibit 4.1 to Registration Statement No. 33-43035 on Form S-1 and incorporated herein by reference.

ITEM 17. Undertakings
         ------------

     (1) The undersigned Registrant hereby undertakes:

          A. To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-3 are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

          B. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification by the Company for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that the claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted against the Company by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 17th day of July, 2000.

                                         INFONOW CORPORATION


                                         By:      /s/  Michael W. Johnson
                                                  -----------------------
                                                  /s/ Kevin D. Andrew
                                                  -------------------
                                                  Michael W. Johnson, President
                                                  Kevin D. Andrew,
                                                  Chief Financial Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael W. Johnson or Kevin D. Andrew his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all his said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                       Title                               Date
---------                       -----                               ----

 /s/ Michael W. Johnson         Chairman, Chief Executive
-------------------------       Officer (Principal
Michael W. Johnson              Executive Officer)                July  21, 2000



 /s/ Kevin D. Andrew            Chief Financial Officer,
-------------------------       Treasurer and Secretary
Kevin D. Andrew                 (Principal Financial
                                and Accounting Officer)            July 21, 2000



 /s/ Duane H. Wentworth         Director                           July 21, 2000
-------------------------
Duane H. Wentworth


 /s/ Michael D. Basch           Director                           July 21, 2000
-------------------------
Michael D. Basch

                                  EXHIBIT INDEX


         Exhibits                                                      Page
         --------                                                      ----


         4.1      Specimen Common Stock Certificate (1)

         5.1      Opinion of Chrisman, Bynum & Johnson, P.C.

         23.1 Consent of Hein + Associates LLP, certified public accountants

         23.2     Consent of Chrisman, Bynum & Johnson, P.C.
                  (contained in the opinion filed as Exhibit 5.1)

         24.1 Power of attorney (contained in Part II of this Registration Statement)

---------
(1) Denoted as Exhibit 4.1 to Registration Statement 33-43035 on Form S-1 and incorporated herein by reference.